Exhibit 5.2

Bit Digital, Inc.	D +1 345 815 1877
c/o Ogier Global (Cayman) Limited	E bradley.kruger@ogier.com
89 Nexus Way, Camana Bay,
Grand Cayman KY1-9009, Cayman Islands	Reference: 427611.00001/BKR

31 October 2025

Bit Digital, Inc. (Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with:

(a)	the Company’s registration statement on Form S-3, including all amendments or supplements thereto filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to offering and sale of an unspecified amount of the following securities to be issued by the Company from time to time (together, the Shelf Securities):

(i)	ordinary shares of par value US$0.01 each in the capital of the Company (Ordinary Shares) to be issued pursuant to the terms of a definitive purchase, underwriting or similar agreement (the Ordinary Shares Document);

(ii)	preference shares of par value US$0.01 each in the capital of the Company (Preference Shares, and together with Ordinary Shares, Shelf Shares) to be issued pursuant to the terms of a definitive purchase, underwriting or similar agreement (the Preference Shares Document);

(iii)	debt securities (the Debt Securities), which may or may not be converted into Ordinary Shares and/or Preference Shares, to be issued pursuant to the terms of a definitive purchase, underwriting or similar agreement (the Debt Document);

(iv)	warrants to purchase Ordinary Shares, Preference Shares, Debt Securities or any combination thereof (the Warrants) issuable pursuant to the terms of a warrant agreement to be entered into between the Company and a warrant agent for such Warrants thereunder (the Warrant Document);

(v)	subscription rights to purchase Ordinary Shares, Preference Shares or Debt Securities (the Rights) to be issued under a rights agreement, purchase agreement or similar agreement to be entered into between the Company and one or more rights agent, if any (the Rights Document); and/or

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 305 513 5888 ogier.com	A list of Partners may be inspected on our website

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31 October 2025

(vi)	units comprising any combination of Ordinary Shares, Preference Shares, Warrants, Debt Securities and Rights (the Units) to be issued under a unit agreement, purchase agreement or similar agreement between the Company and a unit agent to be specified therein, if any (the Unit Document); and

(b)	a supplement (the Prospectus Supplement) to the base prospectus (the Prospectus) filed in connection with the Registration Statement related to offering and sale of up to US$2,500,000,000 worth of ordinary shares of par value US$0.01 each (the ATM Shares and, together with the Shelf Shares, the Shares) pursuant to the terms of the ATM Documents (as defined in Schedule 1).

The Ordinary Shares Document, Preference Shares Document, Debt Document, Warrant Document, Rights Document and Unit Document are referred to herein collectively as Transaction Documents.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement and Prospectus Supplement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined copies of the documents listed in Part B of Schedule 1 (the ATM Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Part A of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

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31 October 2025

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Issuance of Shelf Shares

(b)	The Shelf Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Shelf Shares upon the conversion, exchange, redemption, repurchase or exercise of any Shelf Security) shall be validly issued, fully paid and non-assessable when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve:

(A)	the form, terms, execution and delivery of the relevant Transaction Document;

(B)	the issuance and allotment of the Shelf Shares (including the issuance and allotment of the Shelf Shares upon conversion, exchange, redemption, repurchase or exercise of any Shelf Security) in accordance with the Transaction Document; and

(C)	all related matters;

(ii)	the provisions of the relevant Transaction Document approved by the Board have been satisfied and payment of the consideration specified therein has been made;

(iii)	if the Shelf Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any Shelf Security, the terms of such Shelf Security, as approved by the Board, have been satisfied and payment of the consideration specified thereby has been made; and

(iv)	the Shelf Shares have been entered on the register of members of the Company as fully paid.

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31 October 2025

Issuance of ATM Shares

(c)	The ATM Shares to be offered and issued by the Company as contemplated by the Prospectus Supplement, when issued by the Company:

(i)	upon payment in full of the consideration as set out in Prospectus Supplement and the ATM Documents;

(ii)	in accordance with the Prospectus Supplement, the ATM Documents, the Resolutions and the Memorandum and Articles of Association; and

(iii)	upon the entry of those ATM Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in any document to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

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31 October 2025

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

Bit Digital, Inc.

31 October 2025

Schedule 1

Part A – corporate and other documents

1	The Certificate of Incorporation of the Company dated 17 February 2017 issued by the Registrar and the Certificates of Incorporation on Change of Name of the Company dated 25 May 2017 and 9 September 2020 issued by the Registrar (together, the Certificates of Incorporation).

2	The amended and restated memorandum of association of the Company adopted by special resolution passed on 20 April 2021 as amended by ordinary resolutions dated 8 September 2021 and 25 September 2025 (the Memorandum).

3	The amended and restated articles of association of the Company adopted by special resolution passed on 2 October 2024 (the Articles of Association).

4	The director’s certificate dated 15 September 2021 certifying the passing of an ordinary resolution by shareholders at an extraordinary general meeting of the Company held on 8 September 2021 to increase the Company’s authorised share capital (the First Shareholder Resolution).

5	The director’s certificate dated 25 September 2025 certifying the passing of an ordinary resolution by shareholders at an extraordinary general meeting of the Company held on 25 September 2025 to increase the Company’s authorised share capital (the Second Shareholder Resolution and, together with the First Shareholder Resolution, the Shareholder Resolutions).

6	A Certificate of Good Standing dated 28 October 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

7	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 29 October 2025 (the Written Resolutions) and a copy of the minutes of the meeting of the board of directors of the Company held on 17 April 2025 (the Board Minutes and, together with the Written Resolutions, the Resolutions).

8	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 31 October 2025 (the Register of Writs).

9	The Registration Statement.

10	The Prospectus Supplement.

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31 October 2025

Part B – the ATM Documents

11	The At The Market Offering Agreement dated 29 April 2025 between the Company and H.C. Wainwright & Co., LLC (the ATM Agreement).

12	The agreement to amend the ATM Agreement dated 31 October 2025 between the Company and H.C. Wainwright & Co., LLC.

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31 October 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where any ATM Document has been provided to us in draft or undated form, that ATM Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a ATM Document marked to show changes from a previous draft, all such changes have been accurately marked.

6	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Shares are issued.

7	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

8	Each of the parties to the ATM Documents and the Transaction Documents (together, the Documents) is and will be duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

9	Each Document, ATM Share and Shelf Security will be, duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws and, in respect of the Company, in the manner authorised by the Board.

10	In authorising the execution and delivery of any Documents by the Company, the issue and allotment of any ATM Shares and Shelf Securities (including the issuance and allotment of the Shelf Shares upon conversion, exchange, redemption, repurchase or exercise of any Security) and the exercise of the Company’s rights and performance of its obligations under such documents, each of the directors of the Company has acted and will act in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

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31 October 2025

Enforceability

11	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

Share Issuance

12	The Shares (including Shares issued upon conversion, exchange, redemption, repurchase or exercise of any Shelf Security) shall be issued at an issue price in excess of the par value thereof.

13	The Company will not issue Shares in excess of its authorised share capital.

Register of Writs

14	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Bit Digital, Inc.

31 October 2025

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.